                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            GRIP TECHNOLOGIES, INC.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                            GRIP TECHNOLOGIES, INC.
                         10 Corporate Park, Suite 130
                         Irvine, California 92714-5140

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         to be held December 17, 1996

      The Annual Meeting of Shareholders of Grip Technologies, Inc. (the "Company") will be held at the Orange County Airport Hilton, 18800 MacArthur Boulevard, Irvine, California on December 17, 1996 at 10:00 a.m. for the following purposes:

      1.    To elect Sam G. Lindsay, James E. McCormick III, David W. Hardee and
            J. Barrie Ogilvie as directors of the Company, each to serve until the next Annual Meeting of Shareholders and until his successor has been duly elected and qualified;

      2. To approve certain amendments to the Company's 1994 Stock Option Plan, including an amendment to increase the number of authorized shares of Common Stock reserved for issuance thereunder from 600,000 to 900,000 shares; and

      3. To transact such other business as may properly come before the meeting and any adjournments thereof.

      The Board of Directors has fixed the close of business on October 28, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        James E. McCormick III
Dated: November 8, 1996                 Corporate Secretary


================================================================================
Whether or not you presently plan to attend the Annual Meeting, in order to ensure your representation please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). If you attend the meeting and wish to vote in person, your proxy will not be used.
================================================================================

                             GRIP TECHNOLOGIES, INC.
                          10 Corporate Park, Suite 130
                          Irvine, California 92714-5140

                             ======================
                                 PROXY STATEMENT
                             ======================


     This Proxy Statement is furnished to the shareholders on behalf of the Board of Directors of Grip Technologies, Inc., a California corporation (the "Company"), for solicitation of proxies for use at the Annual Meeting of Shareholders to be held at the Orange County Airport Hilton, 18800 MacArthur Boulevard, Irvine, California on December 17, 1996 at 10:00 a.m., and at any adjournments thereof.

     This Proxy Statement, Notice of Annual Meeting and the accompanying proxy card(s) are being first mailed to the shareholders on or about November 18, 1996. The Company's 1996 Annual Report is being mailed to shareholders concurrently with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

General Information

     The Board of Directors has fixed October 28, 1996 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On the Record Date, 5,581,925 shares of Common Stock of the Company (the "Common Stock") were outstanding and entitled to vote at the meeting. The Common Stock is the only class of stock of the Company that is entitled to vote at the Annual Meeting.

     Shareholders who own shares registered in different names or at different addresses will receive more than one proxy card. A shareholder must sign and return each of the proxy cards received to ensure that all of the shares owned by such shareholder are represented at the Annual Meeting. Each accompanying proxy card that is properly signed and returned to the Company and not revoked will be voted in accordance with the instructions contained therein. Any shareholder who gives a proxy has the power to revoke it at any time before it is exercised by delivery to the Corporate Secretary of the Company, either in person or by mail, of a written notice of revocation. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy.

     Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card(s) (or their substitutes) will vote FOR election of the Board of Directors' nominees, FOR approval of the amendments to the Company's 1994 Stock Option Plan, and in the proxy holders' discretion with regard to all other matters.

     The presence at the meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. The four nominees receiving the highest number of affirmative votes of the holders of the shares of Common Stock entitled to vote at the meeting will be elected as directors. The affirmative vote of a majority of the outstanding shares of Common Stock of the Company will be required to approve the amendments to the Company's 1994 Stock Option Plan.

     Votes cast by proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as the inspector of election for the meeting. The inspector of election will treat shares represented by proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in any calculation of "votes cast." If a broker or nominee has physically indicated on the proxy that it does not have discretionary authority to vote on a matter, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares may be considered entitled to vote for quorum purposes and entitled to vote on other matters).

     Any unmarked proxies, including those submitted by brokers or nominees, will be voted in favor of the proposals and nominees of the Board of Directors, as indicated in the accompanying proxy card.

     Each share of Common Stock entitles the holder thereof to one vote on each matter to be voted on at the Annual Meeting. No shareholder shall be entitled to cumulate his or her votes except with respect to the election of directors. In connection with the election of directors, a shareholder may not cumulate his or her votes unless the candidate or candidates' names have been placed in nomination prior to the voting and at least one shareholder has given notice at the meeting prior to the voting of his or her intention to cumulate his or her votes. In exercising his or her cumulative voting rights, a shareholder may cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder's shares are normally entitled, or distribute his or her votes on the same principle among as many candidates as the shareholder thinks fit.

Beneficial Ownership of Certain Shareholders

     The following table sets forth, to the best knowledge of the Company, information as to each person known to the Company to have beneficially owned more than 5% of the Company's Common Stock as of October 28, 1996:

                                              Amount and Nature
            Name and Address of                 of Beneficial       Percent of
            Beneficial Owner/(1)/               Ownership/(2)/     Class/(2)(3)/
           ----------------------              ---------------     -------------
Sam G. Lindsay                                   2,151,667            38.6%

David W. Hardee                                    585,000/(4)/        9.6%

Missouri State Employees Retirement                488,800/(5)/        8.5%
   System

J. Barrie Ogilvie                                  480,000/(6)/        8.6%

Detroit Policeman & Fireman Retirement             400,000/(7)/        7.0%
   System

Arkansas Teacher Retirement System                 355,600/(8)/        6.3%

Schneider Securities, Inc.                         328,209/(9)/        5.6%

Minnesota State Board of Investment                320,000/(10)/       5.7%


----------------------

/(1)/ The mailing address of each of the individuals listed is c/o Grip Technologies, Inc., 10 Corporate Park, Suite 130, Irvine, California 92714-5140. The mailing address of each of the pension fund investors listed is c/o Kennedy Capital Management, Inc., 425 N. New Ballas Road, Suite 181, St. Louis, Missouri 63141. The mailing address of Schneider Securities, Inc. is 104 Broadway, Denver, Colorado 80203.

/(2)/ Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of October 28, 1996, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

/(3)/ The outstanding shares and the percent of class do not include 1,287,500 shares of Series A Convertible Preferred Stock, which are convertible into 1,287,500 shares of Common Stock at the present conversion ratio. If it were assumed that all of the shares of the Series A Convertible Preferred Stock had been converted into Common Stock, the percent of class would be: Mr. Lindsay, 31.3%; Mr. Hardee, 8.5%, Missouri State Employees Retirement System, 6.9%, Mr. Ogilvie, 7.0%, Detroit Policeman & Fireman Retirement System, 5.7%, Arkansas Teacher Retirement System, 5.1%, Minnesota State Board of Investment, 4.6%, and Schneider Securities, Inc., 4.6%.

/(4)/ Includes 85,000 shares of Common Stock owned directly by Mr. Hardee and 500,000 shares of Series A Convertible Preferred Stock owned by Hardee Capital Partners L.P. which are immediately convertible into 500,000 shares of Common Stock. Mr. Hardee has the sole voting and dispositive power with respect to the shares owned by Hardee Capital Partners L.P.

/(5)/ Includes presently exercisable warrants to purchase 194,400 shares of Common Stock at $1.50 per share which expire in September 1998.

/(6)/ Mr. Ogilvie has the right to earn up to an additional 320,000 shares of Common Stock pursuant to an earn-out formula based on the gross margins achieved by the Company during its fiscal years ending July 31, 1996, 1997 and 1998, which shares are not included in the above chart.

/(7)/ Includes presently exercisable warrants to purchase 105,000 shares of Common Stock at $1.50 per share which expire in May 1998.

/(8)/ Includes presently exercisable warrants to purchase 57,800 shares of Common Stock at $1.50 per share which expire in September 1998.

/(9)/ Includes presently exercisable warrants to purchase Common Stock as follows: 80,000 shares at $1.80 per share expiring between September and November 1997; 24,428 shares at $2.475 per share expiring in May 1998; 24,428 shares at $3.00 per share expiring in May 1998; 8,556 shares at $2.475 per share expiring in August 2000; 8,556 shares at $5.00 per share expiring in August 2000; 1,499 shares at $2.475 per share expiring in November 2000; 1,499 shares at $5.00 per share expiring in November 2000; 60,324 shares at $2.50 per share expiring in September 1998; and 34,000 shares at $2.50 per share expiring in May 1998.

/(10)/ Includes presently exercisable warrants to purchase 25,000 shares of Common Stock at $1.50 per share which expire in May 1998.

------------------



                                   Proposal 1
                              ELECTION OF DIRECTORS

     The Articles of Incorporation of the Company currently authorize a range between four and seven directors, the exact number of which is to be fixed by the Board of Directors between that range. The number of directors is currently fixed at four (4). Each director is to be elected at the Annual Meeting and will hold office until the next Annual Meeting and until his successor is duly elected and has qualified. There are presently four (4) members of the Board of Directors. The Board of Directors has voted to recommend the election of the following persons as directors for a term of one year and until their successors are duly elected and qualified:

                                 Sam G. Lindsay
                             James E. McCormick III
                                 David W. Hardee
                                J. Barrie Ogilvie

Current members of the Board will continue to serve until the election and qualification of directors at the Annual Meeting.

     Unless authority to do so is withheld, the persons named in each proxy card (or their substitutes) will vote the shares represented thereby FOR the election of the director nominees named above. In case any of such nominees shall become unavailable for election to the Board of Directors, which is not anticipated, the persons named as proxies (or their substitutes) shall have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment.

     The following brief statements contain biographical information with respect to each nominee for election as a director, including their principal occupations for at least the past five years, as of October 28, 1996.

     Sam G. Lindsay, age 54, is, and has been, President, Chief Executive Officer and a director of the Company since January 15, 1994 and from January 1995 to February 1996 he also served as the Company's Chief Financial Officer. He is, and since September 1995, has been the President, Chief Executive Officer and a director of USGRIPS, Inc., a wholly-owned subsidiary of the Company. From February 1993 through July 1994, he was also the President, Chief Executive Officer and a director of GTI Manufacturing, Inc., a wholly-owed subsidiary of the Company which was merged into the Company on July 31, 1994. In January 1975, Mr. Lindsay co-founded The Sammis Company, a real estate development and management firm. He initially served as Executive Vice President of the firm and later became President, in which capacity he remained until his departure in January 1991 to form the S. G. Lindsay Company, a real estate investment and consulting firm. Mr. Lindsay served as President and Chief Executive Officer of the S. G. Lindsay Company until December 31, 1993.

     James E. McCormick III, age 48, is, and has been, the Corporate Secretary and a director of the Company since January 15, 1994. He is, and since September 1995 has been, the Corporate Secretary and a director of USGRIPS, Inc., a wholly-owed subsidiary of the Company. From February 1993 through July 1994, he was also the Corporate Secretary and a director of GTI Manufacturing, Inc., a subsidiary of the Company which was merged into the Company on July 31, 1994. Mr. McCormick has been engaged in the private practice of law for more than 20 years, specializing in corporate, securities and real estate matters.

     David W. Hardee, age 49, is, and has been, a director of the Company since December 29, 1994. Since July 1, 1992 he has been the General Partner of Hardee Capital Partners L.P., an investment partnership. In addition, since August 1994, Mr. Hardee has served as President and Co-Chief Executive Officer of Kleer Vu Industries, Inc., and as President of Proline Storage Corporation, a subsidiary of Kleer Vu Industries, Inc. Kleer Vu Industries, Inc., which makes photographic albums and storage and protective devices, is listed on the American Stock Exchange. Prior to July 1992, Mr. Hardee was a senior partner of the Washington, D.C. law firm of Akin, Gump, Strauss, Hauer and Feld for eight years as head of its tax department.

     J. Barrie Ogilvie, age 44, is, and has been, a director of the Company since September 22, 1995. From March 1992 to September 1995, he was the Chief Executive Officer and majority shareholder of USGRIPS, Inc., a marketer of golf grips. Since May 1991, he has been the President and majority shareholder of Enviro-tex Products Inc., a sales agent and distributor of Canadian peat moss and soilless growing media. From September 1983 to April 1991, he was President, Secretary-Treasurer and sole shareholder of Packer Industries, Inc., a manufacturer of cat box filler and pet products and from March 1992 to March 1994, he was Secretary-Treasurer of Discovery Golf Corporation.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES DESCRIBED ABOVE.



Board of Directors and Committee Meetings

     During the 1996 fiscal year, there were seven meetings of the full Board of Directors and two meetings of committees of the Board. All of the directors were present at all of the meetings of the Board and meetings of Board committees of which they were members held during times they served on the Board or committee.

     The Audit Committee, which is composed of the following directors: Sam G. Lindsay, James E. McCormick III, David W. Hardee and J. Barrie Ogilvie, did not meet during fiscal 1996, although it met subsequent to year-end to review the fiscal 1996 audit results. The functions of the Audit Committee are to recommend engagement of the Company's independent auditors, to approve the services performed by such auditors, to consult with such auditors and review with them the results of their examination, to review and approve material accounting changes affecting the Company's operating results and to review the Company's control procedures and personnel, to review and evaluate the Company accounting principles and systems of internal accounting controls and to review related party transactions for potential conflicts of interest.

     The Compensation Committee, which is composed of the following directors:
David W. Hardee (chair), James E. McCormick III and J. Barrie Ogilvie, met once during fiscal 1996. The functions of the Compensation Committee are to approve the compensation and benefits (other than stock options granted pursuant to the Company's 1994 Stock Option Plan) for the Company's executive officers and other key employees, and to make recommendations to the Board of Directors regarding such matters.

     The Stock Option Plan Administrative Committee is composed of the following directors: Sam G. Lindsay, David W. Hardee and J. Barrie Ogilvie, met once during fiscal 1996. The function of the Stock Option Plan Administrative Committee is to act as the Administrative Committee of the Company's 1994 Stock Option Plan, including the selection from the eligible participant's those who are to be granted stock options and the number of shares covered by those options.

     To date, none of the incumbent directors is compensated for services in his capacity as a director. The Board of Directors, when appropriate, will consider and act on a proposal to develop a standard arrangement to compensate outside directors (i.e., persons who are not officers of the Company) if it is necessary to attract and maintain such persons to serve on the Company's Board of Directors.

Security Ownership of Directors and Executive Officers

     The following table sets forth certain information with respect to shares of the Company's Common Stock beneficially owned (or deemed to be beneficially owned) by the Company's directors, nominees for directors, executive officers, and by all directors, nominees and executive officers as of October 28, 1996:

                                     Amount and Nature
       Name and Address of             of Beneficial             Percent of
       Beneficial Owner/(1)/           Ownership/(2)/           Class/(2)(3)/
       ---------------------         -----------------          -------------
Sam G. Lindsay                         2,151,667                   38.6%

James E. McCormick III                   200,000/(4)/               3.5%

David W. Hardee                          585,000/(5)/               9.6%

Greg Hopkins                             100,000/(6)/               1.8%

J. Barrie Ogilvie                        480,000/(7)/               8.6%

Paul J. Herber                           153,333/(7)(8)/            2.7%

Michael R. Friedl                         16,667/(9)/               0.3%

All directors, nominees and executive  3,686,667                   58.4%
officers as a group (7 individuals)

-------------------

/(1)/ The mailing address of each of the individuals listed is c/o Grip Technologies, Inc., 10 Corporate Park, Suite 130, Irvine, California 92714-5140.

/(2)/ Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of October 28, 1996, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

/(3)/ The outstanding shares and the percent of class does not include 1,287,500 shares of Series A Convertible Preferred Stock, which is convertible into 1,287,500 shares of Common Stock at present conversion ratios. If it were assumed that all of the shares of the Series A Convertible Preferred Stock had been converted into Common Stock, the percent of class would be: Mr. Lindsay, 31.3%; Mr. McCormick, 2.9%; Mr. Hardee, 8.5%; Mr. Hopkins, 1.5%; Mr. Ogilvie, 7.0%; Mr. Herber, 2.2%; Mr. Friedl, 0.2%; and all directors, nominees and executive officers as a group, 53.7%.

/(4)/ Mr. McCormick has an option to acquire 80,000 shares, with respect to which all 80,000 shares are presently exercisable.

/(5)/ Includes 85,000 shares of Common Stock owned directly by Mr. Hardee and 500,000 shares of Series A Convertible Preferred Stock owned by Hardee Capital Partners L.P. which are immediately convertible into 500,000 shares of Common Stock. Mr. Hardee has the sole voting and dispositive power with respect to shares owned by Hardee Capital Partners L.P.

/(6)/ Mr. Hopkins has an option to acquire 100,000 shares, with respect to which all 100,000 shares are presently exercisable.

/(7)/ Messrs. Ogilvie and Herber have the right to earn up to an additional 320,000 shares and 80,000 shares, respectively, pursuant to an earn-out formula based on the gross margins achieved by the Company during its fiscal years ending July 31, 1996, 1997 and 1998, which shares are not included in the above chart.

/(8)/ Mr. Herber has an option to acquire 100,000 shares, with respect to which 33,333 shares are presently exercisable.

/(9)/ Mr. Friedl has an option to acquire 50,000 shares, with respect to which 16,667 shares are presently exercisable.

--------------------


            COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

     The following table sets forth for the Company's fiscal years ended July 31, 1996, 1995 and 1994 in prescribed format (those columns and rows which have been omitted had no entries), the compensation for services in all capacities to the Company of those persons who were at July 31, 1996 executive officers of the
Company:

                                                                                           Securities
         Name and                                                                          Underlying
    Principal Position                  Year        Salary/(1)/         Bonus/(1)/         Stock Options
    ------------------                  ----        -----------         ----------         -------------
Sam G. Lindsay                          1996         $60,000/(2)/        $60,000(2)             -
President and Chief Executive           1995         $60,000/(2)/            -                  -
Officer                                 1994         $60,000/(2)/            -                  -

Greg Hopkins                            1996         $84,000                 -                  -
Vice President of Sales and             1995         $50,000             $34,000                -
Marketing                               1994         $43,750/(3)/        $29,750             100,000

Paul J. Herber                          1996         $72,604/(4)/            -               100,000
Vice President-OEM Sales

Michael R. Friedl                       1996         $39,006/(5)/            -                50,000
Treasurer and Chief Financial
Officer

James E. McCormick III                  1996            -   /(6)/            -                  -
Corporate Secretary                     1995            -   /(6)/            -                  -
                                        1994            -   /(6)/            -                80,000

-----------------------------

/(1)/ Consists of compensation paid or payable by the Company for services rendered during the applicable fiscal year.

/(2)/ Commencing January 1, 1996, Mr. Lindsay's salary has been paid current. All salary payable to Mr. Lindsay for periods prior to such time has been accrued. Mr. Lindsay has agreed to defer $10,275 of unreimbursed business expenses for fiscal 1996, $16,905 in unreimbursed business expenses for fiscal 1995 and $20,179 in unreimbursed business expenses for fiscal 1994. The unpaid deferred salaries totaling $145,000 and the unreimbursed business expenses totaling $47,359 have been deferred until January 1, 1997.

/(3)/ Mr. Hopkins' employment with the Company commenced September 15, 1993.

/(4)/ Mr. Herber, whose annual salary is $85,000, commenced his employment with the Company on September 22, 1995.

/(5)/ Mr. Friedl's employment with the Company commenced October 23, 1995, but he was not appointed as an executive officer until February 1, 1996.

/(6)/ Mr. McCormick is not paid a salary or a bonus by the Company, however, he is entitled to compensation from the Company for legal services provided. The Company owes Mr. McCormick $59,382 for legal services and costs advanced during fiscal 1996, $20,712 for legal services and costs advanced during fiscal 1995, and $65,510 in legal services and costs advanced during fiscal 1994.

---------------------

Option Grants in Last Fiscal Year

     The following table sets forth information with respect to option grants during fiscal 1996 to executive officers of the Company:

                                                           Individual Grants
                     ------------------------------------------------------------------------------------------
                            Number of
                           Securities               % of Total
                           Underlying                 Options               Exercise or
                             Options                Granted in              Base Price              Expiration
    Name                   Granted/(1)/             Fiscal Year              Per Share                 Date
    ----                  -------------             -----------             -----------             ----------
Paul J. Herber              100,000                    66.7%                  $1.375                 9/22/00

Michael R. Friedl            50,000                    33.3%                  $1.375                10/23/00

-------------------

/(1)/ The options were granted under the Company's 1994 Stock Option Plan. Each option was an incentive stock option and had a five-year term. The options became exercisable to the extent of one-third of the total shares covered thereby as of each anniversary of each optionee's employment date.

-------------------

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table sets forth information with respect to the exercise of options during fiscal 1996 and unexercised options held as of the end of July 31, 1996 by executive officers of the Company:

                                                                           Number of
                                                                           Securities                       Value of
                                                                          Underlying                       Unexercised
                                                                          Unexercised                     In-the-Money
                                                                          Options at                       Options at
                                                                         July 31, 1996                  July 31, 1996(1)
                                                                   -------------------------        ------------------------
                                     Shares
                                    Acquired         Value         Exercis-         Unexer-         Exercis-         Unexer-
             Name                 on Exercise       Realized         able           cisable           able           cisable
             ----                 -----------       --------       -------         ---------        -------         --------
Greg Hopkins                          -0-             -0-           66,667          33,333          $25,000         $12,500

Paul J. Herber                        -0-             -0-             -0-          100,000            -0-             -0-

Michael R. Friedl                     -0-             -0-             -0-           50,000            -0-             -0-

James E. McCormick III                -0-             -0-           80,000           -0-            $30,000           -0-

-----------------

/(1)/ Based on $1.375 per share, which is equivalent to the average of the high and low bid prices for the Company's Common Stock on the Over the Counter Electronic Bulletin Board on July 31, 1996, minus the exercise price of "in-the-money" options.

-----------------

Employment Contract

     On September 22, 1995, the Company entered into an Employment Agreement with Mr. Herber pursuant to which the Company agreed to employ Mr. Herber as a Vice President for a five (5) year term at an annual base salary of $85,000.

Compensation Committee Interlocks and Insider Participation

     During fiscal 1996, Messrs. Hardee, McCormick and Ogilvie served on the Compensation Committee and Messrs. Lindsay, Hardee and Ogilvie served on the Stock Option Administrative Committee. Mr. Lindsay is the President and Chief Executive Officer and a director of the Company and USGRIPS, Inc., its wholly-owned subsidiary. Mr. McCormick is the Corporate Secretary and a director of the Company and USGRIPS, Inc. See disclosures under caption "Certain Relationships and Other Transactions" regarding Messrs. Lindsay, McCormick and Ogilvie. To the best knowledge of the Company, during fiscal 1996 there was no interlock which existed which is required to be disclosed.

Certain Relationships and Related Transactions

     During the Company's past three fiscal years, Sam G. Lindsay, its President and Chief Executive Officer and a director has had a material interest in various transactions with or on behalf of the Company. In November 1993, Mr. Lindsay personally guaranteed the Company's $50,000 promissory note delivered to its landlord to pay for leasehold improvements to the Company's former facilities in Irvine, California. During fiscal 1995, Mr. Lindsay was substituted as a guarantor of the Company's bank loan, which loan was assumed by the Company in connection with the acquisition of certain assets from Poulin Progrip, Inc. in August 1993. In connection therewith, Mr. Lindsay pledged securities of an unrelated entity as collateral for his guaranty. In May 1996, Mr. Lindsay advanced the Company $50,000 which was repaid on June 14, 1996 without interest. As of July 31, 1996, Mr. Lindsay converted $535,000, representing the principal amount of various loans made by Mr. Lindsay to the Company, into 356,667 shares of Common Stock at a conversion price of $1.50 per share. Mr. Lindsay has posted certificates of deposit in the aggregate amount of $980,000 as collateral to secure term loans and a revolving credit loan obtained by the Company from a bank. Mr. Lindsay co-signed with the Company on its $400,000 bank line of credit. As of July 31, 1995, the Company and Mr. Lindsay executed a Security

Agreement securing the Company's liabilities and obligations to Mr. Lindsay. The Security Agreement covers all of its technology and intangible assets of the Company. In consideration for Mr. Lindsay providing collateral to the bank to secure loans obtained by the Company, which has reduced the Company's borrowing rate to approximately 4% per annum, the Company authorized, commencing August 1, 1996, the payment to Mr. Lindsay of an amount equal to 6% per annum on the value of the collateral posted by Mr. Lindsay at any time or from time to time as security for loans obtained by the Company from the bank. The Board of Directors concluded that a 10% effective borrowing rate for this corporation from the bank would be fair to the Company and would be better than any other alternative presently known or available to the Company.

     James E. McCormick III, the Corporate Secretary and a director of the Company, has provided legal services to the Company since its inception. Mr. McCormick was owed $145,604, $86,222 and $65,510, respectively, as of July 31, 1996, 1995 and 1994.

     In September 1995, the Company merged USGRIPS, Inc. into a wholly-owned subsidiary. Messrs. Ogilvie and Herber were the sole shareholders of USGRIPS, Inc. In connection with merger, the Company issued to Messrs. Ogilvie and Herber 600,000 shares of its Common Stock, and agreed to issue up to an additional 400,000 shares pursuant to an earn-out formula based on the Company's gross margins, and Mr. Ogilvie delivered to the Company a Noncompetition Agreement, having a term of five years, for which no separate consideration was allocated. Subsequent to the merger, the Company repaid a debt owed by USGRIPS, Inc. to Mr. Ogilvie in the amount of $400,000 and Mr. Ogilvie repaid $60,000 which had been advanced to him by the Company prior to the merger. After the consummation of the merger, Mr. Ogilvie was appointed a director of the Company and Mr. Herber was employed by the Company and was elected Vice President of OEM Sales.

Section 16 Reports

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (collectively the "Insiders"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, all of the Section 16(a) reports have been timely filed during the 1996 fiscal year by each person required to do so.

Report of Compensation Committee

     The Compensation Committee has furnished the following report:

     Compensation Philosophy. The Company's current compensation philosophy is to relate the compensation of the Company's executive officers to comparable compensation and benefits of competitive companies, bearing in mind that the Company is a start-up venture in its early developmental stages. A portion of the Company's compensation is included in stock ownership and stock options which will tie the executive officer's compensation to the Company's performance that contributes to increased value for all of the Company's shareholders.

     Goals. The goal of the Company's compensation policies is to assure that all executive officers are adequately and fairly compensated for their efforts and contributions to the Company. During the developmental stages, the goal is to motivate the Company's executive officers to build and service sales, to develop new and better products, and to create an organization which will support those increased sales and new product development. Where appropriate, performance-oriented and incentive-based compensation will be offered based on the Company exceeding various sales goals. The ultimate goal is to assure that compensation policies allow the Company to attract and retain top quality management.

     Compensation of Chief Executive Officer. The compensation payable to the Company's Chief Executive Officer was set prior to the exchange reorganization, effective January 15, 1994, in which the Company became a public company. The level of compensation was arbitrarily set, and it is believed that Mr. Lindsay's compensation is substantially below compensation payable to Chief Executive Officers of comparable companies. When Mr. Lindsay's compensation was set, he had agreed to accept a below fair- market salary and to defer that compensation through December 31, 1994 for the purpose of improving the cash flow of the Company, which is in its developmental stage. Since that time, he has continued to accrue his salary up through December 31, 1995. Commencing as of January 1, 1996, the Company has been paying Mr. Lindsay's salary on a current basis. At no time when the compensation was initially set, or when Mr. Lindsay agreed to defer it, was any evaluation made of the Company's performance or future performance other than its anticipated ability to pay any compensation to its Chief Executive Officer. In light of the past deferrals and the below-market salary, the Compensation Committee recommended to the Board of Directors, which approved, a bonus payable to Mr. Lindsay for the 1996 fiscal year of $60,000.

     Review of Executive Officers' Salaries. The compensation payable to all of the executive officers of the Company will be reviewed during fiscal 1997 to compare it with salaries payable to persons in similar capacities at competitive or comparable companies and will be adjusted at that time, as appropriate.

                                  David W. Hardee, Chair
                                  James E. McCormick III
                                  J. Barrie Ogilvie

Performance Graph

     The following graph indicates the performance of the cumulative total return to the shareholders of the Company's Common Stock since April 1994 (when trading of the Company's shares resumed) in comparison to the cumulative total return, assuming reinvestment of dividends(1), on the S&P Small Cap 600 and Royal Grip, Inc., a company which management believes is a peer issuer:


         [COMPARISON OF CUMULATIVE TOTAL RETURN GRAPHIC APPEARS HERE]

                            Apr-94        Jul-94        Jul-95      Jul-96
                            -------       -------       -------     -------
Grip Technologies, Inc.     $100.00       $105.33       $111.11     $ 61.11

S&P Small Cap 600           $100.00       $ 98.72       $126.33     $137.71

Royal Grip, Inc.            $100.00       $ 78.05       $ 35.37     $ 43.90

----------------

/(1)/ Assumes $100 invested on April 1, 1994 in Grip Technologies, Inc. common stock, the S&P Small Cap 600 and Royal Grip, Inc.

----------------

     Stock price performance of the Company reflected in the above graph is not necessarily indicative of future price performance.

                                   Proposal 2
                           AMENDMENTS TO THE COMPANY'S
                             1994 STOCK OPTION PLAN


Proposed Amendments

      The Board of Directors has adopted, subject to shareholder approval, the following amendments to the Company's 1994 Stock Option Plan (the "Option Plan"):

      1. An increase from 600,000 to 900,000 in the number of shares of Common Stock reserved and authorized for issuance under the Option Plan;

      2. The addition of an annual maximum limitation of 100,000 on the number of shares subject to options which may be granted to any individual under the Option Plan;

      3. A requirement that the Plan be administered by a qualifying compensation committee composed of independent directors complying with the requirements of Section 162(n) of the Internal Revenue Code of 1986, as amended (the "Code");

      4. The addition of a provision which allows for the payment of the exercise price in whole or in part by the delivery of a promissory note payable in one or more installments;

      5. The addition of a provision which allows the Company to make adequate provision for the payment by the optionee of all applicable federal, state and local income and employment tax withholding requirements;

      6. The addition of a provision which allows a non-incentive stock option to be assigned pursuant to a Qualified Domestic Relations Order as permitted by the Code;

      7.    The clarification of the definition of Fair Market Value; and

      8. The addition of restrictions on the ability of officers and directors of the Company who are insiders for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, to sell the shares they acquire upon exercise of options within six (6) months of any previous purchase.

Description of the Option Plan

      In January 1994, the Company's Board of Directors adopted the Option Plan and in December 1994 the shareholders approved it. The principal purpose of the Option Plan is to afford eligible persons the opportunity to acquire or increase their proprietary interests in the Company, thereby attracting, motivating and retaining those persons who will contribute to the success of the Company.

     The shares available under the Option Plan upon exercise of stock options will be previously unissued shares. The Option Plan provides for appropriate adjustments in the number and kind of shares subject to the Option Plan and to outstanding grants thereunder in the event of a stock split, stock dividend or certain other types of recapitalizations, including restructuring.

     If any portion of a stock option terminates or lapses unexercised, or is cancelled upon grant of a new option (which may be at a higher or lower exercise price than the option so cancelled), the shares which were subject to the unexercised portion of such option will continue to be available for issuance under the Option Plan.

     The principal features of the Option Plan are summarized below, but the summary is qualified in its entirety by reference to the Option Plan itself. Copies of the Option Plan will be available at the Annual Meeting and can also be obtained by making written request of the Company's Corporate Secretary.

Administration

     The Option Plan is administered by the Stock Option Administrative Committee of the Board of Directors of the Company. The Committee has sole discretion and authority to select from among the eligible persons the individuals to whom options are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof, consistent with the Option Plan. The Board reserves the right to adopt, amend and rescind rules relating to the administration of the Option Plan.

Eligibility

     With respect to incentive stock options, eligible persons include employees of the Company, or its parent or a subsidiary corporation, including executive officers and key employees. With respect to nonqualified stock options, eligible persons include those persons who are eligible persons for purposes of incentive stock options, directors of the Company or its parent or a subsidiary corporation, and key consultants and contractors to the Company or its parent or a subsidiary corporation. Approximately twelve officers and other employees are eligible to participate in the Option Plan, in addition to directors and key consultants or contractors to the Company. More than one option may be granted to an eligible person, but the aggregate fair market value (determined at the time of grant) of shares with respect to which an incentive stock option is first exercisable by an optionee during any calendar year cannot exceed $100,000 and, under the amendment approved by the Board of Directors, no person may be granted an option covering more than 100,000 shares in any calendar year.

Payment for Shares

     The exercise price for all options to acquire to the Company's Common Stock must be paid in full in cash at the time of exercise or may, with the approval of the Board, be paid in whole or in part in Common Stock of the Company owned by the optionee and having a fair market value on the date of exercise equal to the aggregate exercise price of the shares so to be purchased. If the amendments to the Option Plan are approved, the Committee, in its discretion, may permit all or any portion of the exercise price and any applicable withholding taxes to be paid pursuant to a promissory note, payable in one or more installments. The terms of such promissory note, including interest rate, repayment terms and security, shall be set by the Committee.

Amendment and Termination

     Amendments of the Option Plan to increase the number of shares as to which options may be granted (except for adjustments resulting from stock splits, etc.) require the approval of the Company's shareholders. In all other respects the Option Plan can be amended, modified, suspended or terminated by the Board of Directors, unless such action would otherwise require stockholder approval as a matter of applicable law, regulation or rule. Amendments of the Option Plan will not, without the consent of the participant, affect such person's rights under an award previously granted, unless the award itself otherwise expressly so provides. No termination date is specified for the Option Plan.

Awards under the Option Plan

     The Option Plan provides that the Board, or a Committee appointed by the Board, may grant stock options. However, the Option Plan presently is administered by the Committee, which was the right to grant options and to set the terms thereof in accordance with the provisions of the Option Plan.

     Non-Incentive Stock Options ("Non-ISO's") will provide for the right to purchase Common Stock at a specified price which may not be less than fair market value on the date of grant and usually will become exercisable in installments after the grant date. Non-ISO's may be granted for any reasonable term not to exceed ten (10) years.

     Incentive Stock Options, if granted, will be designed to comply with the provisions of the Code and will be subject to restrictions contained in the Code, including exercise prices equal to at least 100% of fair market value of Common Stock on the grant date and a ten year restriction on their term, but may be subsequently modified to disqualify them from treatment as an incentive stock option.

Miscellaneous Provisions

     Options to acquire Common Stock of the Company granted under the Option Plan will terminate upon dissolution or liquidation of the Company or the merger of the Company into another corporation, unless they are assumed by any such acquiring company; provided, however, in such event the optionees have the right to exercise their outstanding options in full during the 30 day period prior to such event, even though the options or rights have not yet become fully exercisable.

     Subject to the respective option agreements, stock options cannot be exercised more than 90 days after the optionee's employment terminates by reason of retirement or termination or more than one year after the optionee dies or more than 180 days after permanent and total disability of the optionee.

     No option under the Option Plan may be assigned or transferred by the optionee, except by will or the laws of intestate succession. During the lifetime of the optionee, the option may be exercised only by the holder, or his guardian or legal representative.

Federal Income Tax Consequences

     The tax consequences of the Option Plan under current federal law are summarized in the following discussion which deals with the general tax principles applicable to the Option Plan, and is intended for general information only. Alternative minimum tax and state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

     For federal income tax purposes, the recipient of a Non-ISO granted under the Option Plan will not have taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of a Non-ISO the optionee will realize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise. An optionee's basis for the stock for purposes of determining his gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the Non-ISO.

     There is no taxable income to an employee when an ISO is granted to him or when that option is exercised; however, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an "item of tax preference" for the optionee. Gain realized by an optionee upon sale of stock issued on exercise of an ISO is taxable at capital gains rates, and no tax deduction is available to the Company, unless the optionee disposes of the shares within two years after the date of grant of the option or within one year of the date the shares were transferred to the optionee. In such event the difference between the option price and the fair market value of the shares on the date of the option's exercise will be taxed at ordinary income rates, and the Company will be entitled to a deduction to the extent the employee must recognize ordinary income. An ISO exercised more than three months after an optionee's retirement from employment, other than by reason of death or disability, will be taxed as an Non-ISO, with the optionee deemed to have received income upon such exercise taxable at ordinary income rates. The Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Reasons for Amendments

     Under the Option Plan, 600,000 shares of Common Stock are currently authorized for issuance upon exercise of options. It is proposed that this amount be increased to 900,000 shares. As of October 28, 1996, options held by eight persons and covering 435,000 shares were outstanding under the Option Plan, of which 315,000 were exercisable. Also as of that date, 155,000 shares remained available for future awards, assuming that all outstanding options are exercised.

     The Board of Directors has determined that it is advisable to continue to provide stock- based incentive compensation to the Company's key employees and other eligible persons thereby continuing to align the interests of such persons with those of the shareholders, and that awards under the Option Plan are an effective means of providing such compensation. In addition, in order to continue to grant stock-based incentive compensation in the future, it is necessary to increase the number of shares available for issuance under the Option Plan. Therefore, the Board recommends that 300,000 additional shares of Common Stock be reserved under the Option Plan for issuance on exercise of options granted under the Option Plan.

     Under the 1993 Omnibus Budget Reconciliation Act ("OBRA"), income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid in 1994 and thereafter) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. However, under OBRA, the deduction limit does not apply to qualified "performance based" compensation established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options will satisfy the performance-based exception if the grants are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any particular employee within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date).

     It is the Company's policy generally to design the Company's compensation programs to conform with the OBRA legislation and related regulations. Accordingly, the Board of

Directors is asking shareholders to approve the amendments to the Option Plan to provide for an annual maximum limitation of 100,000 on the number of shares subject to options which may be granted to any individual under the Option Plan and to provide that the Option Plan shall be administered by a qualifying compensation committee.

     The Option Plan currently requires that the option exercise price be paid in cash or by the surrender of shares of Common Stock of the Company at their then fair market value, or any combination. One of the proposed amendments would give the Committee the discretion to allow the exercise price to be paid by delivery of a promissory note payable in one or more installments. The Board believes this feature is important because the current emphasis on performance and equity-based compensation has had the effect of reducing the salaries and other compensation otherwise payable to its executive officers and other participants which potentially makes it more difficult for an optionee to be able to afford to exercise his option.

     The Committee has recommended and the Board approved an amendment to the Option Plan to provide for the collection from the optionee of applicable federal, state and local income and employment tax withholding requirements. Any income recognized at the time of exercise of a Non-ISO, or in connection with a disqualifying disposition of an ISO, is subject to income tax withholding. Since the exercise of a Non-ISO creates taxable income but generates no cash from which to withhold, it is the Company's obligation to arrange for a suitable means to collect the applicable withholding tax from the person exercising the option. In the case of a disqualifying disposition of an ISO, the Company will only be entitled to a deduction to the extent it is able to collect the applicable withholding tax from the person making such disqualifying disposition. The amendment addresses this issue and grants the Company flexibility with which to collect the applicable withholding tax.

     The Committee also recommended, and the Board approved, that the Option Plan be amended to permit limited assignments of Non-ISO's pursuant to Qualified Domestic Relations Orders as permitted by the Code. This permits an Optionee to assign all or any portion of a Non-ISO to his or her spouse or ex-spouse in connection with a marital dissolution.

     The Board also approved a clean up of the definition of "Fair Market Value" to establish the value of shares of Common Stock upon the grant of an option and upon the surrender of shares of Common Stock in connection with the exercise of an option. The basic change addresses those circumstances where the shares are listed on an exchange or on NASDAQ but no trades occur on the applicable date, in which case the revised definition refers to the last prior trade.

     Finally, the Board approved an additional provision restricting the ability of insiders to sell stock acquired upon exercise of stock options so as to comply with the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENTS TO THE OPTION PLAN.

                                 MISCELLANEOUS

Independent Accountants

     The Board of Directors has selected Arthur Andersen LLP to serve as the Company's independent accountants for the 1996 fiscal year. One or more representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

Other Matters

     The Board of Directors is not aware of any matters to be brought before the Annual Meeting other than as stated in the Notice of Annual Meeting. However, if any other matters properly come before the meeting, it is the intention of the proxy holders to vote in their discretion on such matters pursuant to the authority granted in the proxy.

Cost of Soliciting Proxies

     The expense of preparing and mailing the Notice of Annual Meeting, the Proxy Statement and the proxy card(s) will be paid by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and regular employees of the Company (who will receive no additional consideration) by personal interviews, telephone, telegraph and facsimile. It is anticipated that banks, custodians, nominees and fiduciaries will forward proxy soliciting materials to beneficial owners of the Company's Common Stock and that such persons will be reimbursed by the Company for their expenses incurred in so doing.

Shareholder Proposals

     The 1997 Annual Meeting of Shareholders is presently expected to be held on or about December 16, 1997. To be considered for inclusion in the Company's proxy statement for the 1997 Annual Meeting, proposals of shareholders intended to be presented at the 1997 Annual Meeting must be received by the Corporate Secretary, Grip Technologies, Inc., 10 Corporate Park, Suite 130, Irvine, California 92714-5140, no later than July 14, 1997.

                                    By Order of the Board of Directors



                                    James E. McCormick III
                                    Corporate Secretary

November 8, 1996

                            GRIP TECHNOLOGIES, INC.
PROXY                                                                      PROXY
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Sam G. Lindsay and James E. McCormick III, jointly and severally, proxies, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Grip Technologies, Inc. to be held on December 17, 1996, or at any postponement or adjournments thereof, as specified on the reverse side hereof, and to vote in their discretion on such other business as may properly come before the Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. Election of Sam G. Lindsay, James E. McCormick III, David W. Hardee and J. Barrie Ogilvie as directors of the Company.

              [_] VOTE FOR     [_] VOTE AGAINST     [_] ABSTAIN

   (NOTE: If you want to vote in favor of less than all of the nominees, check the FOR box and cross out the names of the individuals for whom you do not desire to vote. If you want to vote against the entire slate, check the AGAINST box.)

2. Approval of certain amendments to the Company's 1994 Stock Option Plan, including an amendment to increase the number of shares of Common Stock reserved for issuance thereunder.

              [_] VOTE FOR     [_] VOTE AGAINST     [_] ABSTAIN

  Unless otherwise specified by the undersigned, this proxy will be voted FOR Proposals 1 and 2 and will be voted by the proxyholders at their discretion as to any other matters properly transacted at the Meeting. To vote in accordance with the Board of Directors' recommendations just sign below, no boxes need be checked.

                                                   Dated:         , 1996
                                                   ____________________________
                                                       Name of Stockholder


                                                   ____________________________
                                                     Signature of Stockholder

                                                   Please sign exactly as name
                                                   appears hereon. If signing
                                                   as an attorney, executor,
                                                   administrator, trustee or
                                                   guardian, please give full
                                                   title as such, and if
                                                   signing for corporation,
                                                   give your title. When
                                                   shares are in the names of
                                                   more than one person, each
                                                   should sign.

If you plan to attend the Annual Meeting, please check here [_]